Exhibit 99.1

      JAKKS Pacific Reports Third Quarter 2004 Financial Results


    MALIBU, Calif.--(BUSINESS WIRE)--Oct. 19, 2004--

        Reported Revenue and Net Income Surge 128.2% and 148.8%
           Company Raises 2004 Revenue and Earnings Guidance

    JAKKS Pacific, Inc. (NASDAQ:JAKK), a leading multi-brand company that designs and markets a broad range of consumer products, including toys and writing instruments, today announced record results for the three- and nine-month periods ended September 30, 2004.
    Third quarter net sales increased 128.2% to $206.1 million in 2004, compared to $90.3 million in the comparable period last year. Excluding non-cash, stock-based compensation charges and also a one-time gain in 2003, net income for the period increased 195.8% to $25.7 million, or $0.95 per diluted share, compared to $8.7 million, or $0.35 per diluted share, for the third quarter of last year. Reported net income for the third quarter 2004, including pre-tax non-cash, stock-based compensation charges of $2.5 million, was $23.8 million, or $0.88 per diluted share, in 2004, an increase of 148.8% over the $9.6 million, or $0.39 per diluted share, for the same period last year, after a one-time, pre-tax gain of $0.7 million relating to recoveries on a recall of one of the Company's products.
    The Company's net sales for the nine months ended September 30, 2004, increased 68.3% to $389.5 million, from $231.4 million during the same period in 2003. Excluding pre-tax, non-cash, stock-based compensation charges and a one-time net product recall charge, net income for the nine-month period was $41.3 million, or $1.57 per diluted share, an increase of 106.7% from $20.0 million, or $0.81 per diluted share, in the comparable period last year. Reported net income for the first nine months of 2004, including pre-tax charges of $8.5 million for non-cash, stock-based compensation in 2004 and a one-time net charge of $2.0 million for the voluntary product recall in 2003, was $34.7 million, or $1.32 per diluted share, compared to first nine-month 2003 earnings of $18.7 million, or $0.76 per diluted share.
    "We are extremely pleased with our third quarter results and the dramatic success of our TV Games line of products," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "Our strategy to build an extensive portfolio of innovative non-licensed and licensed products, while simultaneously improving operating efficiencies, is reflected in the strength of our record revenue and net income for the third quarter. We continue to expand our category offerings and believe our marketing programs are fueling sales and product placement, even in the face of a challenging retail environment. The current pace of our business is robust as we head into the holiday season, and due to this continuing strength, we are raising our 2004 guidance. We now anticipate revenue for 2004 to be approximately $500 million and earnings to be in the range of $1.85 to $1.90 per diluted share before non-cash stock-based compensation charges, up from $440 million in sales and earnings in the range of $1.75 to $1.80 per diluted share.
    "We are pleased with the performance of our new products obtained through the acquisition of Play Along, including our new Cabbage Patch Kids(R) dolls and Care Bears(R) plush and preschool learning toys."
    Stephen Berman, President and Chief Operating Officer, stated, "Our ability to reinvent and expand our portfolio of brands is most evident in our traditional toys segment, which includes action figures, wheels, TV Games and plush dolls. We have maintained our industry-leading position in TV Games, and expect to continue to capitalize on this growing market in the coming quarters through innovation and new products based on top current and retro licenses. By the end of 2004, we will have a total of 12 TV Games(TM) products in the market, up from four at the end of 2003. We have also begun to expand our distribution of the games to international markets, including Europe, Australia and New Zealand. Looking to 2005, JAKKS will be introducing over 20 new exciting titles."
    Mr. Berman continued, "We are very encouraged about the upcoming holiday season based on early responses from our retail partners. We anticipate that Care Bears, Cabbage Patch Kids and TV Games will top several `Hot Toy' lists for the 2004 holiday season, as they have been named to several already. We have secured prime placement at retailers nationwide for our TV Games line in the fourth quarter of this year, and expect our plush toys and World Wrestling Entertainment product lines, as well as other lines, to perform very well."
    Mr. Berman concluded, "Our strong performance led to $86.4 million in cash flow from operations during the first nine months of 2004. We have over $218.5 million of working capital, including cash and equivalents and marketable securities of $151.9 million. Given the increasing strength of our balance sheet, we are well positioned to take advantage of acquisition opportunities and to continue to deliver both sales and earning expansion throughout 2004 and beyond."
    The Company also announced that it is engaged in discussions with WWE concerning the restructuring of its toy license and with WWE and THQ with respect to the restructuring of the JAKKS THQ Joint Venture video games license agreement with WWE. The discussions are an outgrowth of certain litigation that has been pending between WWE and a former licensing consultant to WWE and a former employee of WWE, to which the Company is not a party. WWE has raised questions about the validity of the licenses as a result of certain transactions between the Company and that licensing consultant that occurred more than six years ago. The Company has denied any wrongdoing in connection with the transactions with the licensing consultant and maintains that they were unrelated to either the toy or video game license. If the discussions are satisfactorily concluded, the restructuring of the licenses may have an impact on the Company's future revenues and net income to an extent that is presently unknown. If the discussions with WWE and THQ are not satisfactorily concluded, the Company anticipates that litigation is likely to be commenced by WWE challenging the validity of the licenses and seeking compensatory and punitive damages, in which event the Company intends to vigorously defend itself against claims which it believes are without merit.
    Anyone interested will be able to listen to the teleconference, scheduled to begin at 9:00 a.m. EDT (6:00 a.m. PDT) on October 19, via the Internet at www.jakkspacific.com or www.CompanyBoardroom.com. These websites will host an archive of the teleconference for 30 days.
    A telephonic playback will be available from 11:00 a.m. EDT on October 19 through 12:00 a.m. EDT on November 2. Calling 800-642-1687 or 706-645-9291 for international callers, password "271443," can access the playback.
    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys and Dolls. The products are sold under various brand names, including Flying Colors(R), Play Along(R), Road Champs(R), Remco(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R) and ColorWorkshop(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(TM) video games. For further information, visit www.jakkspacific.com.

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about JAKKS' business based, in part, on assumptions made by its management. These statements are not guarantees of JAKKS' future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products, and pricing and difficulties encountered in the integration of acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets

                                        September 30,   December 31,
                                           2004            2003
                                       -------------- ----------------
                                               (In thousands)

                                     ASSETS

Current assets:
 Cash and cash equivalents                  $131,796         $118,182
 Marketable Securities                        20,091           19,345
 Accounts receivable, net                    129,041           86,119
 Inventory, net                               49,315           44,400
 Prepaid expenses and other current
  assets                                      27,989           16,762
                                       -------------- ----------------
  Total current assets                       358,232          284,808
                                       -------------- ----------------

Property and equipment                        44,632           43,473
Less accumulated depreciation and
 amortization                                 32,786           31,751
                                       -------------- ----------------
 Property and equipment, net                  11,846           11,722
                                       -------------- ----------------

Goodwill, net                                291,179          206,952
Trademarks & other assets, net                24,347           24,785
Investment in joint venture                    4,265            9,097
                                       -------------- ----------------
  Total assets                              $689,869         $537,364
                                       ============== ================


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued expenses      $126,712          $50,168
 Current portion of long-term debt                 -               19
 Income taxes payable                         13,021            2,021
                                       -------------- ----------------
  Total current liabilities                  139,733           52,208
                                       -------------- ----------------

Long-term debt, net of current portion        98,000           98,042
Deferred income taxes                          1,164            1,164
                                       -------------- ----------------
                                              99,164           99,206
                                       -------------- ----------------
  Total liabilities                          238,897          151,414

Stockholders' equity:
 Common stock, $.001 par value                    26               25
 Additional paid-in capital                  275,624          245,219
 Retained earnings                           175,774          141,055
 Accumulated other comprehensive
  income (loss)                                 (452)            (349)
                                       -------------- ----------------
                                             450,972          385,950
                                       -------------- ----------------
  Total liabilities and stockholders'
   equity                                   $689,869         $537,364
                                       ============== ================


                 JAKKS Pacific, Inc. and Subsidiaries
              Third Quarter Earnings Announcement, 2004
            Condensed Statements of Operations (Unaudited)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                 2004     2003       2004      2003
                               --------- --------  --------- ---------
                                (In thousands, except per share data)

Net sales                      $206,083  $90,308   $389,463  $231,358
Less cost of sales
 Cost of goods                  100,754   42,949    194,120   118,169
 Royalty expense                 22,661    9,741     38,013    16,951
 Amortization of tools and
  molds                             867    1,392      3,783     4,664
                               --------- --------  --------- ---------
 Cost of sales                  124,282   54,082    235,916   139,784
                               --------- --------  --------- ---------
  Gross profit                   81,801   36,226    153,547    91,574
Direct selling expenses          19,258    9,895     39,578    27,900
Selling, general and
 administrative expenses         30,961   13,879     66,166    35,909
Acquisition shut-down and
 recall costs                         -     (700)         -     2,000
Depreciation and amortization       784      573      2,037     1,618
                               --------- --------  --------- ---------
  Income from operations         30,798   12,579     45,766    24,147
Other (income) expense:
 Profit from Joint Venture         (911)    (936)    (1,274)   (1,303)
 Interest, net                      785      922      1,954       794
 Other                                -        -          -         -
                               --------- --------  --------- ---------

Income before provision for
 income taxes                    30,924   12,593     45,086    24,656
Provision for income taxes        7,112    3,023     10,367     5,918
                               --------- --------  --------- ---------
Net income                      $23,812   $9,570    $34,719   $18,738
                               ========= ========  ========= =========
 Earnings per share - diluted     $0.88    $0.39      $1.32     $0.76
 Shares used in earnings per
  share - diluted                27,019   24,629     26,343    24,716



    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
              or
             Integrated Corporate Relations
             John Mills, 310-395-2215